UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2021

Graco Inc.
(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 – 11th Avenue Northeast
Minneapolis,	Minnesota	55413
(Address of principal executive offices)		(Zip Code)

(612)	623-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GGG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

Amendment and Restatement of Credit Agreement

On March 25, 2021, Graco Inc. (the “Company”) entered into an Amended and Restated Credit Agreement that amends, supersedes and restates in its entirety its prior Credit Agreement with U.S. Bank National Association, as administrative agent (the “Agent”) and a lender, and the other lenders that are parties thereto. The Amended and Restated Credit Agreement extends the maturity of the Company’s $500 million unsecured revolving credit facility from December 15, 2021 to March 25, 2026; includes a $250 million accordion feature; and provides mechanisms for two further one-year extensions of the maturity, subject to the consent of the extending banks.

Borrowings under the Amended and Restated Credit Agreement may be denominated in U.S. Dollars or certain other currencies. Outstanding loans in currencies other than U.S. Dollars cannot exceed $200 million in the aggregate. Loans denominated in U.S. Dollars may bear interest, at the Company’s option, at either a base rate or a LIBOR-based rate. Loans denominated in currencies other than U.S. Dollars will bear interest at a LIBOR-based rate. The base rate is an annual rate equal to a margin ranging from 0.00% to 0.75%, depending on the Company’s cash flow leverage ratio, plus the highest of (i) the rate of interest from time to time announced by the Agent as its prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) one-month LIBOR plus 1.50%. In general, LIBOR-based loans bear interest at a rate per annum equal to LIBOR, plus a margin ranging from 1.00% to 1.75%, depending on the Company’s cash flow leverage ratio.

In addition to paying interest on the outstanding loans, the Company is required to pay a facility fee on the unused amount of the loan commitments at a rate per annum ranging from 0.125% to 0.25%, depending on the Company’s cash flow leverage ratio.

The Amended and Restated Credit Agreement contains customary provisions for the replacement of LIBOR as that rate is phased out in the lending market.

The Amended and Restated Credit Agreement contains customary representations, warranties, covenants and events of default, including but not limited to covenants restricting the Company’s and its subsidiaries’ ability to (i) merge or consolidate with another entity, (ii) sell, transfer, lease or convey their assets, (iii) make any material change in the nature of the core business of the Company, (iv) make certain investments, or (v) incur secured indebtedness. The Credit Agreement also requires the Company to maintain a cash flow leverage ratio of not more than 3.50 to 1.00 (unless a significant acquisition has been consummated, in which case, not more than 4.00 to 1.00 during the four fiscal quarter period beginning with the quarter in which such acquisition occurs) and an interest coverage ratio of not less than 3.00 to 1.00 (unless a significant acquisition has been consummated, in which case, not less than 2.50 to 1.00 during the four fiscal quarter period beginning with the quarter in which such acquisition occurs). A change in control of the Company will constitute an event of default under the Credit Agreement.

The full terms and conditions of the credit facility are set forth in the Amended and Restated Credit Agreement. A copy of the Amended and Restated Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

10.1    Amended and Restated Credit Agreement, dated March 25, 2021, among Graco Inc., the borrowing subsidiaries from time to time party thereto, the banks from time to time party thereto and U.S. Bank National Association, as administrative agent.

104     Cover Page Interactive Data File (included within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.

Date:	March 25, 2021	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Executive Vice President, General Counsel and Corporate Secretary